Exhibit (h)(1)(i)

Execution

Amendment No. 1

To

Transfer Agency And Shareholder Services Agreement

This Amendment No. 1 To Transfer Agency And Shareholder Services Agreement (“Amendment No. 1”), dated as of April 9, 2021 (“Amendment Effective Date”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and each of Third Avenue Trust and Third Avenue Variable Trust (individually, an “Investment Company”; collectively, the “Investment Companies”), each on their own behalf and on behalf of each Portfolio of each such Investment Company listed on Schedule B to the Amendment Agreement (as defined below).

Background

BNYM and each of the Investment Companies previously entered into the Transfer Agency And Shareholder Services Agreement, made as of September 29, 2020 (“Original Agreement”). The parties wish to amend the Original Agreement as set forth in this Amendment No. 1.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1. Modifications to Original Agreement. The Original Agreement is hereby amended by deleting Schedule B in its entirety and replacing it with the Schedule B attached to Amendment No. 1 to Transfer Agency And Shareholder Services Agreement, dated as of April 9, 2021, between BNYM and the Investment Companies.

2. Adoption of Amended Agreement by New Funds. Each Fund that has been added to Schedule B by virtue of this Amendment No. 1 acknowledges and agrees that by virtue of its execution of this Amendment No. 1: (i) it becomes a party to, and bound by all terms and conditions of, the Original Agreement for any period BNYM provided services prior to the Amendment Effective Date, and (ii) it becomes a party to, and bound by all terms and conditions of, the Original Agreement as amended by this Amendment No. 1 (“Amended Agreement”) on and after the Amendment Effective Date. The term “Fund” has the same meaning in this Amendment No. 1 as it has in the Original Agreement.

3. Remainder of Original Agreement. Except as specifically modified by this Amendment No. 1, all terms and conditions of the Original Agreement shall remain in full force and effect.

4. Governing Law. The governing law provision of the Original Agreement shall be the governing law provision of this Amendment No. 1.

5. Entire Agreement. This Amendment No. 1 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Original Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

6. Signatures; Counterparts. The parties expressly agree that this Amendment No. 1 may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment No. 1, by a manual signature on a copy of this Amendment No. 1 transmitted by facsimile transmission, by a manual signature on a copy of this Amendment No. 1 transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment No. 1 by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment No. 1 or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment No. 1 and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment No. 1.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment No. 1 by Electronic Signature, affirms authorization to execute this Amendment No. 1 by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment No. 1 and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Robert Jordan

Name:	Robert Jordan

Title:	Director

Third Avenue Trust

By:	/s/ Joel Weiss

Name:	Joel Weiss

On behalf of the Investment Company and each Fund in its individual and separate capacity

Title:	President

Third Avenue Variable Series Trust

By:	/s/ Joel Weiss

Name:	Joel Weiss

On behalf of the Investment Company and each Fund in its individual and separate capacity

Title:	President

SCHEDULE B

(Dated: April 9, 2021)

THIS SCHEDULE B is Schedule B to that certain Transfer Agency And Shareholder Services Agreement dated as of September 29, 2020 between BNY Mellon Investment Servicing (US) Inc. and each of Third Avenue Trust and Third Avenue Variable Series Trust.

Investment Company/Portfolios

Third Avenue Trust

Third Avenue Value Fund

Third Avenue Small-Cap Value Fund

Third Avenue Real Estate Value Fund

Third Avenue International Real Estate Value Fund (1)

Third Avenue Variable Series Trust

FFI Strategies Portfolio

(1)	Services expected to commence April 9, 2021.

Sch. B-1